AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON
                                DECEMBER 3, 2003

                                     REGISTRATION STATEMENT NO. 333-__________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ZIM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     CANADA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)


                                 NOT APPLICABLE
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              200-20 COLONNADE ROAD
                               OTTAWA, ON K2E 7M6

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                           EMPLOYEE STOCK OPTION PLAN

                            (FULL TITLE OF THE PLAN)

                                MICHAEL COWPLAND
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ZIM CORPORATION
                              200-20 COLONNADE ROAD
                               OTTAWA, ON K2E 7M6
                                 (613) 727-1397

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)



                                   COPIES TO:

                                HANK GRACIN, ESQ.
                               LEHMAN & EILEN LLP
                      50 CHARLES LINDBERGH BLVD., SUITE 505
                            UNIONDALE, NEW YORK 11553
                                 (516) 222-0888



                         CALCULATION OF REGISTRATION FEE
==================================== ================ =================== ======================== =================
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING       REGISTRATION
         TO BE REGISTERED               REGISTERED         PER SHARE              PRICE                 FEE(2)
------------------------------------ ---------------- ------------------- ------------------------ -----------------
Common Stock, no par value, under
the Employee Stock Option Plan         22,200,000(1)       $ .40 (2)           $ 8,880,000           $ 816.96(3)
------------------------------------ ---------------- ------------------- ------------------------ -----------------

(1) Represents shares issuable upon exercise of options granted or available for grant pursuant to the Employee Stock Option Plan (the "Plan") of ZIM Corporation, a corporation governed by the Canada Business Corporations Act (the "Registrant", "ZIM" or the "Company"). Each option entitles the holder thereof to purchase one share of the common stock, no par value (the "Common Stock"), of the Registrant. Pursuant to Rule 416, the amount registered includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Plan.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 457 (h) (1) promulgated thereunder, based on the average of the high and low prices of the Common Stock as reported on the over-the-counter bulletin board on November 21, 2003.

(3) The amount of registration fee is $ 92.00 per one million in accordance with Section 6(b) of the Securities Act.

                                      NOTE

         This Registration Statement includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of the Registrant in connection with the resale of shares of Common Stock received by such persons pursuant to the exercise of options granted under the Registrant's Employee Stock Option Plan ("ESOP"), which shares are subject to this Registration Statement.

                                   PROSPECTUS


                                 ZIM CORPORATION

                                22,200,000 SHARES

         This Prospectus covers the offering and sale of up to 22,200,000 shares of Common Stock by certain selling shareholders. These selling shareholders include directors and officers of the Company who may be considered affiliates of the Company under the securities laws. The shares have been acquired, or may be acquired, upon the exercise of options.

         The selling shareholders may sell their Common Stock from time to time in the over-the-counter market at the prevailing market price or in privately negotiated transactions. We will receive no proceeds from the sale of the shares by the selling shareholder. However, if the selling shareholders do exercise their options, we will receive up to $4,627,336 from such exercises.

         Our Common Stock is quoted on the over-the-counter bulletin board under the symbol "ZIMCF". On November 21, 2003 the average of the high and low prices of the Common Stock was $.40 per share.

         This investment involves a high degree of risk. You should invest in the Common Stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page three of this Prospectus.

         Please read this Prospectus carefully. It describes our Company, finances, products and services. Federal and state securities laws require that we include in this Prospectus all the important information that you will need to make an investment decision. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus. In this Prospectus, all references to "$" are to U.S. dollars and all references to "CDN$" are to Canadian dollars.

         Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                The date of this Prospectus is December 3, 2003

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS


                                   THE COMPANY

ZIM CORPORATION

ZIM Corporation is a holding company with one operating subsidiary, ZIM Technologies International, Inc. ("ZIM Technologies"), a corporation governed by the laws of Canada. ZIM Corporation was formed for the purpose of acquiring ZIM Technologies, and as such, acquired ZIM Technologies as of June 1, 2003. ZIM Corporation is also the sole shareholder of PCI Merge, a Florida based holding company.

On June 1, 2003, ZIM became a domestic filer with the United States Securities and Exchange Commission. As a result, all comparative figures have been restated to reflect generally accepted accounting principles in the United States. In addition, ZIM changed it's reporting currency to the US dollar. Assets and liabilities of the current and prior period have been translated into US dollars at period end exchange rates. Revenues and expenses have been translated at the weighted average exchange rates for the relevant period. Gains and losses arising from the translation of the financial statements have been included in a separate component of shareholders' equity (deficiency).


OVERVIEW

ZIM is a developer and provider of the ZIM Integrated Development Environment, or the ZIM IDE software. ZIM IDE software is currently used by companies in the design, development, and management of information databases and mission critical applications. The technology for ZIM IDE software was developed at Bell Northern Research in Ottawa, Ontario in the 1980s and acquired by ZIM Technologies in 1996. ZIM has now licensed the ZIM IDE software products to thousands of customers through direct sales, and an established network of VARs and distributors.

The ZIM IDE software provides an integrated development environment for Microsoft Windows and UNIX computer operating systems. An integrated development environment is a set of programs run from a single user interface for use in the creation and management of corporate databases.

The ZIM IDE software was designed to handle complex data management in a more efficient manner than the database technologies historically provided. The distinctive characteristic of the ZIM IDE software is the fact that its object dictionary contains more than just a table of data. Instead, all relationships and data information are concurrently stored in the object dictionary, making it easier to manage and retrieve information. Furthermore, ZIM IDE software uses data sets rather than record-by-record access to manage information. This technique further simplifies the management of data.

The ZIM IDE software has been used to develop database applications that have been deployed in a wide range of industries, including finance, marketing, human resources, information and records management. Applications built with the ZIM IDE also fully access most other major databases such as Oracle and SQL Server.

Beginning in 2001, the Corporation expanded its business strategy to include the design and development of a line of mobile data software products. ZIM designs these mobile data software products to take advantage of the existing wireless data network infrastructure known as SMS or text messaging. SMS enables users to communicate person to person and application to person through cellular handsets and other SMS-enabled devices. SMS has already experienced a significant uptake throughout Europe and Asia and the market is now expanding in North America.

ZIM has developed both consumer and business oriented lines of mobile data software products to deliver simple to use SMS based communication services for end users. These communication services include features to increase the usefulness of SMS, such as the ability to send text messages from web sites directly to mobile phones, and the capability to connect office tools to mobile phones, including e-mail messages, meeting requests, and follow-up reminders. It is ZIM's goal to become a leading North American provider of SMS based products to individual consumers and businesses. ZIM intends to accomplish this goal by utilizing its expertise in database management and software engineering, and its knowledge of North American SMS networks.

Beginning in November of 2001, most major wireless carriers in North America, including AT&T, Verizon, Voicestream, Cingular, Bell Canada and Rogers AT&T, have adopted SMS interoperability, thereby enabling their subscribers to both send and receive SMS messages through their competitors' systems. ZIM Technologies expects that this interoperability will accelerate consumers' adoption of this service in North America.

ZIM believes that a number of other significant recent factors will accelerate the growth of SMS in North America. These factors include:

o        SMS roaming agreements entered into by the carriers,
o        Development of SMS based consumer applications,
o        Economies relative to voice calls,
o        Simplicity of use,
o        High penetration of handsets with SMS functionality,
o        Growth in handsets with smart-text functionality,
o        Growth in percentage of subscribers able to use SMS, and
o        Appealing to network operators via high gross margins.

ZIM'S STRATEGY IN THE SMS BUSINESS

It is ZIM's goal to become a leading North American provider of SMS based services to individuals and businesses. ZIM intends to accomplish this goal by utilizing its expertise in database management and software engineering, and its knowledge of North American SMS networks.

ZIM believes that peer-to-peer messaging will initially drive adoption and familiarization with SMS in North America. Peer-to-peer messaging is text messaging between two end users phones. Thereafter, ZIM expects North American SMS users will utilize SMS for a variety of business and personal communication services. ZIM expects that these value-added communication services will help bridge the gap between personal computers and business computer systems, on the one hand, and mobile devices, on the other hand. This is expected to enable tasks that are familiar in the personal computers or corporate systems environment to be extended to mobile devices. These tasks may include group messaging, mobile chat, mobile marketing, calendaring, collaborative work processes, business process communications and desktop to mobile integration.

ZIM believes that there are multiple revenue stream opportunities to be made from SMS. Direct payments are expected to include both consumer to operator, as well as consumer to product and service provider. Indirect payments are expected to come from subsidies between various parties, advertising revenues, commissions, airtime-related commissions, and various revenue share agreements between service providers.

ZIM expects to utilize a number of direct and indirect channels to deliver these services to end-users. It is expected that ZIM's direct customers will include consumers and small businesses through ZIM's retail portals, wireless network operators, traditional Internet portals, and systems integrators serving business customers.

The principal components of ZIM's business strategy are as follows:

o Market penetration for both consumer and business application portals for SMS based services.

o Provide short-messaging solutions for high profile corporate clients to build corporate awareness of mobile data solutions.

o Develop working relationships with information technology consultants, handset manufacturers, systems integrators and mobile network operators to handle implementation and provide quality of service for data connectivity.

o Leverage existing relationships with current clients to extend mobile capability to existing applications.


ZIM'S SMS PRODUCTS


ZIM SMS OFFICE


Standard Edition released in 2003; Enterprise Edition slated for third quarter release

ZIM SMS Office links two-way SMS text messaging and e-mail with the coordination of Microsoft(R) ("Microsoft") Outlook and Microsoft Excel to create a mobile office software tool. It is designed to extend and enhance a Microsoft Office suite by providing Outlook functionality to SMS-enabled cellular phones through one-way and two-way SMS text messaging capabilities. Users stay connected to the Microsoft Outlook office environment by using a cell phone to receive, reply, forward and send e-mail messages, request "more" or "all" of e-mail messages, and receive daily calendar items and reminders. Users can send SMS text messages to their contacts from the desktop and receive the responses as e-mail. Filters and preferences can also be set to enhance productivity. The Enterprise edition of the product, which is a networked mobile solution for a Microsoft Exchange Server environment includes a variety of additional capabilities such as contact look up and corporate calendar meeting invitations on the phone.

ZIM SMS MAIL

Released in 2003

ZIM SMS Mail is a two-way mobile e-mail extension software tool designed to leverage SMS text messaging to keep cellular phone users connected to their e-mail while on the go. ZIM SMS Mail is desktop software that links almost any e-mail account to SMS-enabled cellular phones. When mail that meets the personal filter criteria of the user arrives in the e-mail Inbox, it is automatically pushed to the user's cellular phone using one-way and two-way SMS text messaging through the SMS channel.


ZIM 2-WAY SMS PAGING

Available since 2003

ZIM 2-Way SMS Paging is a pager replacement system that uses SMS on a cellular phone to create a 2-way communication network. Using a web-based administrative interface and standard cellular phones, customers can easily and quickly implement a modern and cost-effective 2-way communication system for employees currently using pagers as part of the enterprise communication process. To ensure maximum reach and effectiveness, the product goes beyond SMS and incorporates e-mail message sending options.

The product includes many features to ensure real and measurable results including: web-based message posting through and administrative control panel, easy to use contacts and group controls and escalation hierarchy, real-time message delivery status reporting and record logs for audit trail and results analysis.


ZIM SMS CHAT

To be released in late 2003

ZIM SMS Chat is the next generation of `Instant Messaging' that expands on the real time, two-way chat experience and allows users to send instant SMS text messages from the computer directly to mobile users. Users can engage in live two-way chats with friends and family even when they are on the go.

Featuring two-way, real-time functionality through SMS, computer users can create a dialogue with mobile users and expand communication possibilities. ZIM SMS Chat is a real-time, two-way SMS messaging application that can be installed and working on a computer within minutes.

                                  RISK FACTORS

         An investment in our Common Stock involves risks. You should carefully consider the risks described below and other information in this Prospectus before you decide whether to buy our Common Stock.

ZIM'S LINE OF MOBILE DATA SOFTWARE MAY NOT GAIN MARKET ACCEPTANCE -- ZIM MAY THEREFORE NEVER BE PROFITABLE

A failure by ZIM to generate future revenues from its applications, including ZIM SMS Office, ZIM Chat, ZIM SMS Mail, and ZIM SMS Portal Service would adversely affect ZIM's financial condition. ZIM believes that its future is dependent to a large extent on its ability to achieve and sustain market acceptance for this proposed line of software products for the mobile data industry. ZIM has expended substantial time and resources since the fall of 2000 to develop this line of software products for the mobile data industry, and, as such desires to recoup its investment. In addition, ZIM does not view its existing Zim IDE business as sufficient, in and of itself, to maintain and sustain its operations going forward. The market acceptance for these products is unproven. To date, ZIM has generated minimal revenue from these products.

ZIM MAY EXPERIENCE DIFFICULTIES ACCURATELY FORECASTING ITS OPERATING RESULTS MAKING ITS BUSINESS OPERATIONS MORE DIFFICULT TO SUSTAIN

Due to ZIM's limited operating history in the short messaging software ("SMS") market and the uncertainty regarding the market acceptance for its new line of SMS products, ZIM may not be able to accurately forecast its future operating results. If net sales from ZIM's new line of SMS products fall materially short of estimated expenses, ZIM's business operations will become more difficult to sustain since the Company would have to reduce its spending and/or raise additional capital over and above any current capital raising plans. It may not be possible for ZIM to accomplish either task in a timely manner, or at all, in which event ZIM would have to curtail or suspend certain or all of its business operations. Any action to such effect is likely to have a material adverse effect on ZIM's business relationships, financial results, financial condition and prospects.

THE LOSS OF THE SERVICES OF ZIM'S DR. MICHAEL COWPLAND COULD NEGATIVELY AFFECT ZIM'S BUSINESS

The loss of the services of Dr. Michael Cowpland could affect the Company's performance in a material and adverse way. ZIM currently depends heavily on the services of Dr. Cowpland as well as his ability to, and past practice of, funding the Company's cash requirements from time to time. For example, Dr. Cowpland, or a holding company owned by the spouse of Dr. Cowpland, has provided loans of $4.0 million CDN to ZIM.

Should Dr. Cowpland be found guilty or liable of violating United States or Canadian securities laws, he may be barred from serving as an officer or director of ZIM Technologies and/or ZIM Corporation.

Dr. Cowpland has been named as a defendant in several lawsuits in the United States relating to his actions as President and Chief Executive Officer of Corel Corporation. The complaints in these lawsuits generally allege that the defendants, including Dr. Cowpland, violated various provisions of the United States securities laws, including Section 10(b) and Section 20(f) of the Securities Exchange Act of 1934, and Rule 10b-5 under the Securities Exchange Act of 1934. Corel Corporation announced on June 16, 2003 that it reached an agreement-in-principle to settle the claims against both Dr. Cowpland and Corel Corporation. The agreement-in-principle is subject to a number of conditions, including judicial approval.

Additionally, the Ontario Securities Commission filed charges against Dr. Cowpland and others in October 1999, charging Dr. Cowpland and such persons with three counts of violating Ontario securities laws based on their sale of Corel Corporation shares allegedly with knowledge of material facts that had not been disclosed.

ZIM MAY NOT BE ABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS OR MAY BE ACCUSED OF INFRINGING INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

If the Company is not successful in adequately protecting its technology through patent, trademark, copyright and other protections, ZIM's competitors could develop competing products based on the Company's intellectual property and thereby damage ZIM's business and results of operations.

ZIM MAY NOT BE ABLE TO ADAPT QUICKLY ENOUGH TO TECHNOLOGICAL CHANGE AND CHANGING CUSTOMER REQUIREMENTS, THEREBY LOSING SALES

If ZIM is unable to adapt to the rapid changes in technology and customer needs that are inherent to the enterprise software industry, ZIM may lose sales and fail to grow. In order to meet these rapid changes, ZIM will have to effectively integrate new wireless and data technologies, continue to develop their technologies and technical expertise and respond to changing customer needs.

THERE IS SUBSTANTIAL DOUBT AS TO ZIM'S ABILITY TO CONTINUE AS A GOING CONCERN

ZIM's ability to continue as a going concern is subject to substantial doubt given its current financial condition and requirements for additional funding. If the Company was unable to continue as a going concern, investors in ZIM Corporation shares would likely lose their entire investment in ZIM Corporation. ZIM has indicated in its financial statements that there is substantial doubt about the Company's ability to continue as a going concern. In addition the auditors' report included an explanatory paragraph which indicates that there is substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that ZIM will be successful in raising additional funding.

IF ZIM IS UNABLE TO OBTAIN ADDITIONAL FUNDS IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, ZIM MAY HAVE TO CURTAIL OR SUSPEND CERTAIN OF ITS BUSINESS OPERATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS RELATIONSHIPS, FINANCIAL RESULTS, FINANCIAL CONDITION AND PROSPECTS

If ZIM is unable to obtain at least CDN$1,200,000 of additional funds during the next twelve months for payroll, office rent and other operating expenses, it may have to curtail or suspend certain of its business operations which could have a material adverse effect on its business relationships, financial results, financial condition and prospects. There can be no assurance given that any additional funds will be available at all or in amounts or on terms acceptable to the Company. In addition, any equity financing could result in dilution to shareholders. ZIM's capital requirements will depend on many factors, including its ability to market its products, contain or reduce its operating expenses and whether any or all of its CDN$4.0 million of current indebtedness, payable on demand, becomes due and payable. Although the debt is largely held by Dr. Michael Cowpland and other related parties, there can be no assurance given that he, or such other parties, will not demand the immediate payment of such debt. ZIM is not currently in a position to repay this debt if it were to be called. Although Dr. Michael Cowpland, ZIM's principal shareholder, and others have also from time to time provided financing to ZIM Technologies to meet its cash requirements, no assurance can be given that they will continue to do so in the future.

THE RECENT POLITICAL UNCERTAINTIES IN BRAZIL COULD HAVE A CONTINUING MATERIAL ADVERSE EFFECT ON ZIM'S FINANCIAL RESULTS, FINANCIAL CONDITION AND PROSPECTS

Recent political uncertainties in Brazil due to the presidential election in October 2002 have adversely affected the Company's financial condition, and may continue to do so. As projected by the Brazilian press, the worker's party candidate won the presidential election. The likelihood of this change from the eight year governing coalition created significant instability and uncertainty in the Brazilian economy in the months leading up to the election. The election of the worker's party candidate could now continue to weigh heavily on the Brazilian market and negatively affect its trade with other countries. This is because the Brazilian worker's party historically has rejected free-market policies and instead favored trade barriers. It is also because the worker's party historically has proposed repudiating Brazil's large foreign debt. These policies could continue to cause unease in Brazil's financial and industrial markets.

Although ZIM's management expects that Brazil's economy will stabilize now that the presidential election has been decided, no assurance can be given that this will occur. ZIM Technologies do Brasil Ltda. accounted for approximately 62% of the consolidated revenues for the three months ended August 31, 2003.

ZIM EXPECTS TO INCUR OPERATING LOSSES FOR A MINIMUM OF THE NEXT TWELVE MONTHS, SUCH LOSSES WILL DIRECTLY EFFECT ZIM'S REQUIREMENT FOR ADDITIONAL FUNDS AND ABILITY TO CONTINUE AS A GOING CONCERN

ZIM's anticipated requirements for additional funds is based, in large part, upon its expectation that it will incur operating losses for the next twelve months. The extent to which these anticipated losses are actually incurred will directly effect ZIM's need for additional capital and ability to continue as a going concern. If the shortfall between the revenues generated by ZIM Technologies and its operating expenses for the next twelve months is greater than the operating losses which are already expected, ZIM's need to secure additional funds is likely to increase accordingly and further adversely effect its ability to continue as a going concern. Moreover, no assurance can be given that actual operating losses will not exceed management's current expectations. These anticipated operating losses are due in part to anticipated costs in the marketing of ZIM's new line of mobile data software and related research and development expenditures.

                              SELLING SHAREHOLDERS

         The shares of Common Stock to which this Prospectus relates are being registered for re-offers and re-sales by the selling shareholders who have acquired or may acquire such shares pursuant to the exercise of options. The selling shareholders named below may resell all, a portion, or none of such shares from time to time.

         The table below sets forth with respect to each selling shareholder, based upon information available to the Company as of November 21, 2003 the number of shares of Common Stock beneficially owned before and after the sale of the shares offered hereby; the number of shares to be sold; and the percent of the outstanding shares of Common Stock owned before and after the sale of the Common Stock offered hereby.

------------------------------------ -------------------------- ------------------------------ ------------------------------------
                                     Shares of Common Stock                                    Shares of Common Stock Beneficiary
                                     Owned Prior to Offering    Shares of Common Stock Being   Owned After Offering
Name of Selling Shareholders         (1)                        Offered                        Number (2)        Percent (3)
------------------------------------ -------------------------- ------------------------------ ------------------------------------
Michael Cowpland (Chairman,          26,097,273                 3,653,616                      22,443,657        56%
President and CEO)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Tony Davidson (Chief Technology      420,000                    420,000                        0                  0%
Officer)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
William Parisi                       282,500                    282,500                        0                  0%
(VP-Business Development)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Denise Batson (VP-Sales)             5,525,000                  270,000                        5,255,000         13%

------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Jennifer North, (Chief Financial     282,500                    282,500                        0                  0%
 Officer)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Rogerio de Favero (VP-Business       695,000                    695,000                        0                  0%
Development and Brazil Operations)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
James Stechyson                      620,000                    120,000                        500,000           (4)
(Director)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Charles Saikaley                     220,000                    120,000                        100,000           (4)
(Director)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Steven Houck                         220,000                     20,000                        200,000           (4)
(Director)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------
Donald Gibbs                         220,000                    220,000                        0                  0%
(Director)
------------------------------------ -------------------------- ------------------------------ ----------------- ------------------



(1) Under United States Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options.

(2)  Assumes the sale of all shares offered hereby.

(3) Based on a total of 40,237,209 common shares issued and outstanding as of November 21, 2003.

(4)  Less than 1%.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares. However, we may receive proceeds of up to $4,627,336 if the selling shareholders exercise their options. We intend to use these proceeds, if any, for working capital and other general corporate purposes.



                              PLAN OF DISTRIBUTION

         We are registering securities on behalf of the selling shareholders. All cost, expenses and fees in connection with the registration of such securities will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the selling shareholders.

         The selling shareholders may sell up to 22,200,000 shares of Common Stock from time to time. Each selling shareholder may sell his or her shares (i) in market transactions on the over-the counter bulletin board, to a broker-dealer, including a market maker, who purchases the shares for its own account; (ii) in privately negotiated transactions; or (iii) by gift. Each selling shareholder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

         The decision to sell any securities is within the sole discretion of the selling shareholder. Each is free to offer and sell his or her shares at time, in a manner and at prices as he determines.

         Each selling shareholder may sell the shares at a negotiated price or at the market price or both. They may sell their shares directly to a purchaser or they may use a broker. If a broker is used, the selling shareholder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage free or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the selling shareholder for the sale of any of their shares.

         Each selling shareholder and broker-dealer, if any, acting in connection with sales by the selling shareholder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.



                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Borden Ladner Gervais LLP, World Exchange Plaza, 100 Queen Street, Suite 1100, Ottawa, ON K1P 1J9.



                                     EXPERTS

         The audited financial statements of ZIM Technologies International Inc. as at May 31, 2003 incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Raymond Chabot Grant Thornton, General Partnership. The audited financial statements of ZIM Technologies International Inc. as at May 31, 2002 and 2001 incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by ZIM Technologies International Inc.'s former independent public accountants, KPMG LLP. As indicated in their reports with respect thereto, and are incorporated by reference herein by reliance upon the authority of said firm as experts in giving said reports.



                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the United States Securities and Exchange Commission ("SEC"). You may read any copy of the Company's reports and other information which the Company may file with the SEC at the SEC's public reference room in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of this web site is http://www.sec.gov.

         A registration statement on Form S-8 with respect to the shares covered by this Prospectus has been filed with the SEC. This Prospectus constitutes the prospectus of the Company that is filed as part of such registration statement with respect to the sale of the shares by the selling shareholders. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the registration statement and reference is hereby made to the registration statement for further information with respect to the Company and the Common Stock.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference the documents listed below:

(a) The Company's Annual Audited Financial Statements for the fiscal year ended May 31, 2003 as filed on Form 8-K on August 13, 2003.
(b) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002.
(c) The Company's quarterly reports on Form 10-QSB for the fiscal quarters ended October 31, 2002, January 31, 2003, April 30, 2003 and August 31, 2003.
(d) The description of Registrant's Common Stock contained in the Registration Statement on Form SB-2 (Registration No. 333-106412) filed with the Commission on June 24, 2003, including amendments thereto.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement. Furthermore, any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for such information should be directed to the Company at 20 Colonnade Road, Suite 200, Ottawa, Ontario Canada, K2E 7M6.


      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Registrant's By-Laws limit, to the maximum extent permitted by Canadian law, the personal liability of directors and officers of monetary damages for breach of their fiduciary duties as directors or officers. The By-Laws provide further that the Registrant shall indemnify to the fullest extent permitted by Canadian law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Registrant. The By-Laws also provide that the directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Canadian law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Registrant with the United States Securities and Exchange Commission are incorporated by reference in this registration statement.

(a) Registrant's Annual Audited Financial Statements for the fiscal year ended May 31, 2003 as filed on Form 8-K on August 13, 2003.

(b) Registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002.

(c) Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended October 31, 2002, January 31, 2003, April 30, 2003 and August 31, 2003.

(d) The description of Registrant's Common Stock contained in the Registration Statement on Form SB-2 (Registration No. 333-106412) filed with the Commission on June 24, 2003, including amendments thereto.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's By-Laws limit, to the maximum extent permitted by Canadian law, the personal liability of directors and officer s of monetary damages for breach of their fiduciary duties as directors or officers. The By-Laws provide further that the Registrant shall indemnify to the fullest extent permitted by Canadian law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Registrant. The By-Laws also provide that the directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Canadian law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

Item 8.   EXHIBITS

          Exhibit
          Number                    Description of Document
          ----------        --------------------------------------

              4.1           Employee Stock Option Plan*

              5.1           Opinion of Borden Ladner Gervais LLP*


              23.1          Consent of Raymond Chabot Grant Thornton, General
                            Partnership*

              23.2          Consent of KPMG LLP*

              23.3          Consent of Borden Ladner Gervais LLP (included in
                            Exhibit 5.1 hereto).
_____________________________

*        Filed with this Registration Statement

Item 9.   UNDERTAKINGS

                  (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the
registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ottawa, Ontario, on the 25th day of November, 2003.

                                                     ZIM CORPORATION

                                                     /s/ Michael Cowpland
                                                     MICHAEL COWPLAND
                                                     President and CEO

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

     Signature                                       Date

/s/ Michael Cowpland                                 November 25, 2003
---------------------
Name: MICHAEL COWPLAND
Title: President and CEO
(Principal Executive Officer)

/s/ Jennifer North                                   November 25, 2003
------------------
Name: JENNIFER NORTH
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ James Stechyson                                  November 25, 2003
-------------------
Name: JAMES STECHYSON
Title: Director

/s/ Charles Saikaley                                 November 25, 2003
--------------------
Name: CHARLES SAIKALEY
Title: Director

/s/ Steven Houck                                     November 25, 2003
----------------
Name: STEVEN HOUCK
Title: Director

/s/ Donald Gibbs                                     November 25, 2003
----------------
Name: DONALD GIBBS
Title: Director

                                INDEX TO EXHIBITS


            Exhibit
            Number          Description of Document
         ----------         ------------------------------------------------

              4.1           Employee Stock Option Plan*

              5.1           Opinion of Borden Ladner Gervais LLP*

             23.1           Consent of Raymond Chabot Grant Thornton, General
                            Partnership*

             23.2           Consent of KPMG LLP*

             23.3           Consent of Borden Ladner Gervais LLP(included in
                            Exhibit 5.1 hereto).

_____________________________

* Filed with this Registration Statement